SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

FILED BY THE REGISTRANT ☐                             FILED BY A PARTY OTHER THAN THE REGISTRANT ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss. 240.14a-12

TOMOTHERAPY INCORPORATED

(Name of Registrant as Specified In Its Charter)

AVALON PORTFOLIO, LLC

AVALON TECHNOLOGY, LLC

AVALON CAPITAL GROUP, INC.

THEODORE WAITT

JONATHAN MCCLOSKEY

TIMOTHY DOOLING

H. MICHAEL COLLINS

ANDREW JONES

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH [    ], 2009

March [    ], 2009

Dear Fellow TomoTherapy Shareholders:

We are writing to you because TomoTherapy Incorporated (the “Company”) will be holding its Annual Meeting of Shareholders on May 1, 2009 at 10:00 a.m. local time (the “Annual Meeting”), and you will have a chance to have your voice heard in charting the future course of the Company.

We have become increasingly concerned over the Company’s poor financial performance. The Company has swung to a net loss of $36.9 million for fiscal year 2008 from a net profit of $10.6 million for fiscal year 2007, and the Company has projected a $.60 to $.85 per share loss for fiscal year 2009. Moreover, the Company’s annual sales have fallen by 13% year over year while its operating expenses as a percentage of sales have risen during the same time period to 44% from 33%. The Company’s stock price has reflected this poor performance. Since the Company’s initial public offering in May 2007, the Company’s stock price has decreased by approximately 92% to $2.07, as of March 9, 2009, from its high of $27.20 on July 30, 2007. Since December 2008, the Company stock market capitalization has been less than the amount of cash and short-term investments currently on its balance sheet, net of debt.

Even in this challenging economic and competitive environment, we believe that shareholder value can be restored by making a fundamental change in the direction of the Company. This could be accomplished by:

•	focusing the Company as a profitable, smaller niche-provider in the IGRT market, and reducing its cost structure appropriately;

•	exploring strategic options for the Company to monetize its technology; and

•	returning a portion of the Company’s excess cash to the shareholders through a special dividend or stock buyback.

In our view, the Company’s Board of Directors needs a fresh perspective with directors nominated by the shareholders to accomplish these goals. Accordingly, we have nominated four directors for election at the Annual Meeting. We believe that our nominees bring the necessary skill, energy and experience to the Board. If elected, our nominees will be an active voice for maximizing shareholder value.

Accordingly, we are seeking your support at the Annual Meeting to elect our nominees, Jonathan McCloskey, Timothy Dooling, H. Michael Collins and Andrew Jones, to the Company’s Board of Directors. We urge you to carefully consider the information contained in the attached proxy statement and support our efforts to increase shareholder value by signing, dating, and returning the enclosed GOLD proxy card today.

If you have already voted for the nominees proposed by the Company, you may, and have every right to, change your vote by signing, dating, and returning a later dated proxy.

If you have any questions or require additional assistance with your vote, please contact D.F. King & Co., Inc., which is assisting us with this solicitation, at (800) 347-4750 (toll-free).

Thank you for your support,

AVALON PORTFOLIO, LLC

IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN

VOTING YOUR GOLD PROXY CARD, OR NEED ADDITIONAL COPIES OF

AVALON’S PROXY MATERIALS, PLEASE

CALL D.F. KING & CO., INC. AT THE PHONE NUMBERS LISTED BELOW.

D.F. KING & CO., INC.

48 WALL STREET, 22ND FLOOR

NEW YORK, NEW YORK 10005

Call Toll-Free: (800) 347-4750

Banks and Brokerage Firms Call Collect: (212) 269-5550

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED MARCH [     ], 2009

2009 ANNUAL MEETING

OF

THE SHAREHOLDERS OF TOMOTHERAPY INCORPORATED

PROXY STATEMENT

OF

AVALON PORTFOLIO, LLC

This Proxy Statement and the accompanying GOLD proxy card are being furnished to shareholders (“Shareholders”) of TomoTherapy Incorporated (the “Company” or “TomoTherapy”) in connection with the solicitation of proxies by Avalon Portfolio, LLC, a Delaware limited liability company (“Avalon”), to be used at the Annual Meeting of Shareholders of the Company, which is scheduled to be held at 10:00 a.m. local time on May 1, 2009, at 1212 Deming Way, Madison, Wisconsin 53717, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the GOLD proxy card are first being furnished to Shareholders on or about March [    ], 2009.

Avalon is soliciting your proxy for the Annual Meeting to elect to the Board of Directors of the Company (the “Board”) (a) Jonathan McCloskey, Timothy Dooling, H. Michael Collins and Andrew Jones (Dr. Jones, together with Messrs. McCloskey, Dooling and Collins, the “Nominees”) who have consented, if elected, to serve as directors, and (b) the persons nominated by TomoTherapy to serve as directors other than Cary J. Nolan, Carlos A. Perez, M.D., Roy T. Tanaka and Frances S. Taylor (the “Management Nominees”). Information about the Management Nominees may be found in the proxy statement filed by the Company with the U.S. Securities and Exchange Commission on March [    ], 2009 (the “Company Proxy Statement”). There are no assurances that the Management Nominees will, if elected, serve with any of our Nominees.

If any of our Nominees is unable or otherwise unavailable to serve as a director, Avalon reserves the right to nominate a replacement candidate for election as director (any such replacement shall be deemed a Nominee). In any such case, the GOLD proxy card will be voted for such substitute nominees.

IF ELECTED, CONSISTENT WITH THEIR FIDUCIARY DUTY, OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTEREST OF ALL SHAREHOLDERS OF TOMOTHERAPY. WE URGE YOU TO VOTE YOUR GOLD PROXY CARD TODAY FOR JONATHAN MCCLOSKEY, TIMOTHY DOOLING, H. MICHAEL COLLINS AND ANDREW JONES.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY TOMOTHERAPY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR

PROXY BY DELIVERING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE THE DESCRIPTION OF VOTING AND PROXY PROCEDURES BELOW.

As of March [    ], 2009, which is the record date for the Annual Meeting (the “Record Date”), Avalon, the Nominees and the other participants in Avalon’s proxy solicitation beneficially owns an aggregate of 2,515,438 shares of the TomoTherapy’s common stock, which represents approximately [    ]% of the outstanding shares as of the Record Date. Avalon’s address is 5786 La Jolla Blvd., La Jolla, California 92037-7301. Avalon, the Nominees and the other participants intend to vote their shares FOR the election of our Nominees.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 1, 2009: Avalon’s Proxy Statement is available at: [            ]. At this website, Avalon’s Proxy Statement, Avalon’s additional proxy solicitation material and Avalon’s proxy card will be available.

IMPORTANT

THE ELECTION OF OUR NOMINEES REQUIRES THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST, ASSUMING A QUORUM IS PRESENT OR OTHERWISE REPRESENTED AT THE ANNUAL MEETING. AS A RESULT, YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF WHETHER YOU OWN ONE SHARE OR MANY SHARES. AVALON URGES YOU TO VOTE FOR THE ELECTION OF AVALON’S NOMINEES BY USING THE ENCLOSED GOLD PROXY CARD — BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO YOU.

Please review this document and the enclosed materials carefully, your vote is very important, regardless of whether you own one share or many shares.

•

If your shares of Company common stock, par value $0.01 per share (the “Shares”), are registered in your own name with Wells Fargo Bank, N.A., the Company’s transfer agent, you are considered a shareholder of record and may vote directly. Please sign and date the enclosed GOLD proxy card and return it to Avalon, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 in the enclosed envelope today.

•

If you have previously signed and returned a WHITE proxy card to the Company or voted by the internet or telephone according to the WHITE proxy card provided by the Company, you can, and have the right to, change your vote. Only your latest dated proxy card will count. You may revoke any WHITE proxy card already sent to the Company by signing, dating, and mailing the enclosed GOLD proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or later dated proxy for the Annual Meeting to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 or by voting in person at the Annual Meeting.

•

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to sign, date and return a GOLD proxy card or vote by the internet or telephone on your behalf. Avalon urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to Avalon, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, which is assisting in this solicitation, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

•	After signing, dating and returning the enclosed GOLD proxy card, do not sign or return the WHITE proxy card, even as a sign of protest, because only your latest dated proxy card will be counted.

If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

D.F. King & Co., Inc. toll-free at (800) 347-4750.

REASONS FOR AVALON’S SOLICITATION

Avalon, through its affiliates, has been a shareholder of the Company since May 1999, which is approximately eight years prior to the Company’s initial public offering (“IPO”). Avalon currently owns approximately 4.8% of the Company’s outstanding shares. As a long term and significant shareholder of the Company, our goal is to maximize the value of the Shares for all shareholders. We believe that given the Company’s superior technology, shareholder value can be increased with a fundamental change to the direction of the Company. However, this will take active and committed voices from new members on the Board.

TomoTherapy’s Stock and Financial Performance Has and Continues to Deteriorate

The Company’s financial and stock performance has deteriorated significantly from its May 2007 IPO:

•

The Company’s stock price has decreased by approximately 92% to $ 2.07, as of March 9, 2009, from its high of $27.20 on July 30, 2007. Below is a chart showing the Company’s stock price since its IPO compared to the Nasdaq Market Index.

This chart assumes the investment of $100.00 on May 9, 2007 in the Company’s common stock and the Nasdaq Market Index, and assumes the reinvestment of dividends, if any.

•	The Company has swung to a net loss of $ 36.9 million for fiscal year 2008 from a net profit of $10.6 million for fiscal year 2007.

•	The Company’s gross margin has deteriorated to 24% for fiscal year 2008 from 37% in fiscal year 2007.

•	During the same time period, operating expenses have risen from 33% of sales to 44% of sales.

•	The Company’s Chief Executive Officer’s base salary compensation has increased by $48,750 to $450,000 from fiscal year 2007 to fiscal year 2008.

•	Cash flow from the Company’s operations for fiscal year 2008 was negative $36.2 million.

The Company’s stock has traded at a market value below the Company’s cash balance since December 2008. Based on the March 9, 2009 stock price, the Company now has a negative $50.3 million enterprise value. This indicates that the Company has greater value in liquidation than as an operating company. In other words, if the Company were to shut down its business, pay off its existing debt and issue a cash dividend to its shareholders, even valuing the Company’s technology and other assets at zero, the shareholders would receive $50.3 million more than the Company’s current market capitalization. This translates to an additional $1.00 per share and a 48% premium to the Company’s current market price. The Company’s market capitalization reflects the market’s view that the Company will not only fail to generate any meaningful additional profits but also exhaust its cash balances in the process. Effectively, the marketplace has made a no-confidence vote in the Company’s management and current strategic direction.

TomoTherapy Has Overestimated Its Sales Potential in an Increasingly Competitive Environment

We believe that TomoTherapy’s management has overestimated both the Company’s sales pipeline as well as the time required to convert its backlog into revenue. In August 2008, the Company’s global head of sales resigned. In our opinion, the Company’s sales force consistently over-estimating the sales pipeline contributed to her resignation. At the end of July 2008, the Company revised its backlog definition to account for the longer than anticipated product delivery time.

Moreover, the Company has struggled in an increasingly competitive environment. For fiscal year 2007, the Company sold 132 systems, had a $248 million backlog and enjoyed 37% gross margins. Its closest competitor, Varian Medical Systems, Inc., had not sold any RapidArc systems that year. By the end of 2008, all of these indications of market and technological leadership significantly declined. For fiscal year 2008, the Company reported revenue of $204.6 million, which in our estimate represents less than 90 systems sold. The Company’s reported a backlog of $176 million for fiscal year 2008, which represents a 29% decline from the prior year (including the effect of backlog redefinition announced by the Company during 2008). Moreover, the Company’s gross margins for fiscal year 2008 were 24%, which represent a 35% decline from the prior fiscal year’s margin. Varian Medical Systems, Inc., in contrast, outsold the Company by over 200 systems in 2008 by our estimate, and has consistently generated gross margins in excess of 40% in the same operating environment and economic conditions where TomoTherapy has struggled.

If TomoTherapy Continues with Its Current Strategic Direction, More Shareholder Value Will Be Lost

We understand that it takes considerable resources to effectively market a new product in an established market, and we have been supportive of the Company’s aggressive marketing in the early stages of their product introduction. However, the Company has had two years to prove their relevance in the IGRT market and has failed to achieve what we believe is the appropriate scale necessary to become a broad-based provider. Moreover, as we described above, the Company’s first-to-market advantage is eroding, which makes it increasingly unlikely that the Company will achieve the necessary scale in the future.

Accordingly, in our view, the Company does not need to maintain its existing level of overhead to sell effectively to its existing market or to service its installed base. In particular, we are concerned that the Company continues to build out its service infrastructure to service a much larger installed base than has actually materialized at the same time the Company is experiencing decreased sales and lower gross margins. We believe there are areas for cost reduction, which would scale the size of the organization to be in line with foreseeable sales levels in the high-end of the market while maintaining superior customer service.

In our view, the Company’s reluctance to calibrate its cost structure to bear a more reasonable relationship with its installed base and a realistic level of anticipated revenues has led to a deterioration of shareholder value. In the face of declining to flat sales, decreased backlog and higher operating costs, the Company has been using increasing amounts of cash to fund its operations. If the Company continues on this path, our belief is that the balance sheet will further deteriorate. Accordingly, it is not surprising that the Company has been valued below the cash on its balance sheet, which demonstrates that the market also believes that the Company is taking the wrong strategic direction. We think that our Nominees bring the necessary financial and commercial experience to enable the Board to move the Company towards increased profitability by adjusting its infrastructure to its existing needs.

Our Plan

We believe that the Company’s strategy is stuck in the past when the Company did not face any direct product competition and the Company could rest on its technological superiority to command high sales premiums. However, now the competitive and economic environment is vastly different.

We believe that shareholder value can be restored by making a fundamental change in the direction of the Company. In our view, the most pragmatic course of action is to focus the Company as a profitable, smaller niche-provider with the view of monetizing the Company’s technology. Because the Company’s first-to-market advantage is eroding as competition is increasing, we fear that failure to proactively reposition the Company will leave it irreparably harmed in a few years, with a smaller amount of cash and a lower margin business.

If elected, our Nominees would urge the Board to take the following actions:

•

Focus the Company as a smaller niche-provider. The Company should focus on their differentiated product offering (HiArt). The Company has had success with this approach with not-for-profit multi-Linac centers. Because we believe superior treatment plans are available to patients using a TomoTherapy machine, the Company would be better served to focus on the segment of the market where it has a strategic and technological advantage.

•

Adjust the Company’s cost structure to match realistic sales levels. In our view, the Company maintains a cost structure that is scaled to a much larger revenue base than the Company is likely to achieve in the foreseeable future. Our Nominees will advocate that the Board re-evaluate major cost centers in order to make TomoTherapy profitable based on a realistic sales outlook.

•

Explore strategic options for the Company to monetize its technology. We believe that the Company’s technology may have a higher value in third party hands. TomoTherapy is the lowest-valued company in their peer group as shown in the table below. The very high level of redundant costs, combined with the valuable technology portfolio make the Company potentially a very attractive acquisition candidate. To that end, we would urge the Board to explore a sale of the Company or other strategic options, such as a joint venture or other licensing arrangement (including through a larger suite of related healthcare products with a company that has an existing sales infrastructure).

Current Market Valuation of Comparable Companies (as of 3/9/2009)

Company	Price	1 Year Return	P/E	1 YEAR ESTIMATED P/E	PRICE/ SALES	PRICE/ BOOK
TomoTherapy Inc.	2.06	-84%	—	—	0.5	0.5
Varian Medical Systems, Inc.	27.35	-43%	11.5	9.6	1.6	3.3
Hologic, Inc.	9.47	-65%	7.7	7.4	1.4	0.5
Elekta AB*	87.00	-14%	19.1	10.6	1.4	3.9
Intuitive Surgical, Inc.	97.33	-63%	19.0	15.7	4.3	3.0
Accuray Incorporated	4.21	-56%	—	23.7	1.0	1.6

Average			14.3	13.4	1.9	2.5

*	Price in Swedish Kroner

•

Return a portion of the Company’s excess cash to the shareholders through a special dividend or stock buyback. We believe that the Company is overcapitalized and should pay the shareholders a special dividend of up to $2.00 in cash per share. Alternatively, the Company could repurchase up to 35 million shares at a price up to $3.00 per share. After such a dividend or repurchase, the Company would be left with over $50 million in cash reserves, which in addition to its existing credit facilities would leave the Company with over $100 million in cash and available borrowing. This should provide ample working capital and flexibility to manage the Company effectively. Moreover, reducing excess cash from the balance sheet will focus management’s efforts on more prudent resource allocation.

As we have described above, we believe the Company is heading down a path of increased deterioration of shareholder value. By voting for our Nominees, the Shareholders can send a clear message to the Company that meaningful change is urgently needed.

PROPOSAL ONE — ELECTION OF DIRECTORS

The Board is currently composed of nine directors. At the Annual Meeting, nine directors will be elected. Avalon is seeking your support to elect our Nominees to serve until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified. The election of our Nominees requires the affirmative vote of a plurality of the votes cast.

We have nominated four highly qualified Nominees, who we believe possess the expertise necessary to restore and enhance shareholder value. Each of our Nominees are independent of the Company in accordance with U.S. Securities and Exchange Commission (the “Commission”) and The Nasdaq Global Market rules on board independence. If elected, our Nominees are committed to acting in the best interests of the Company’s shareholders and will pursue their efforts diligently and promptly.

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of publicly held companies of each of our Nominees for at least the past five years. Each of our Nominees has consented to serve as a director of the Company and to be named in this Proxy Statement as our Nominee. None of the entities referenced below is a parent or a subsidiary of the Company.

Name	Age	Present Principal Occupation, Five Year Employment History, Business Address, and Public Company Directorships
Jonathan McCloskey	40

Mr. McCloskey is Portfolio Manager of Avalon Capital Group, Inc., a private investment company. He has managed Avalon’s interests in its private and public portfolio companies since 2003.

Prior to Avalon, Mr. McCloskey was a Vice-President of Investment Banking for First Albany Corporation in New York.

Mr. McCloskey is a Director of the San Diego County Board of Retirement which oversees the investments of the County’s retirement fund.

Mr. McCloskey received an MBA from Yale University in 1996. He graduated from Pennsylvania State University in 1991 with a B.S. in Economics.

Mr. McCloskey’s principal business address is 5786 La Jolla Blvd., La Jolla, CA 92038.

Timothy Patrick Dooling, CFA	39

Mr. Dooling is Lead Portfolio Analyst of Avalon Capital Group, Inc. He has held this position since January 2008.

A Chartered Financial Analyst, Mr. Dooling has over 17 years of investment experience. Prior to joining Avalon Capital Group, Inc., Mr. Dooling held a variety of positions in the financial industry, primarily as a commodity analyst and portfolio manager. From August 2007 to January 2008, he was a Senior Analyst at Sempra Commodities, a Southern California-based commodities trading company. From February 2001 to July 2007 he was a Portfolio Manager at North Island Partners, a Southern California-based investment partnership.

Mr. Dooling received an MBA (Accounting emphasis) from the University of San Diego in 2007. He graduated from the University of Santa Clara in 1991 with a B.A. in Finance.

Mr. Dooling’s principal business address is 5786 La Jolla Blvd., La Jolla, CA 92038.

H. Michael Collins	69

Mr. Collins is Principal of Collins MacVean, LLC, a Southern California-based investment advisor and private investment firm. He has held this position since August 2005.

An investment advisor for over 42 years, Mr. Collins managed personal and family investments from 2000 to 2005. Prior to that time, he was the Managing Director of Van Kasper Advisers, a registered investment adviser affiliate of First

Name	Age	Present Principal Occupation, Five Year Employment History, Business Address, and Public Company Directorships

Security Van Kasper, an investment bank headquartered in San Francisco. Mr. Collins is a director of multiple Southern California-based non-profit organizations, including Sharp HealthCare Foundation, a regional health care delivery system that is the largest private employer in San Diego. He currently serves on the audit committees of two non-profit organizations, the San Diego Natural History Museum and the San Diego City Employees’ Retirement System.

Mr. Collins graduated from North Carolina State University in 1962 with a B.S. in Mechanical Engineering.

Mr. Collins’ principal business address is 9474 Kearny Villa Rd., Ste 209, San Diego, CA 92126.

Andrew S. Jones, PhD	65

Dr. Jones is Chief Executive Officer and President of Argus Systems Group, a Savoy, Illinois-based international vendor of security software and engineering services, providing security solutions for servers. He has held this position since August 2003.

With over 30 years of experience in business management and scientific research, Dr. Jones is also an Adjunct Lecturer for the University of Illinois College of Commerce, Department of Business Administration, where he teaches undergraduate, graduate and off-campus seminars on information systems, marketing and technology commercialization.

Dr. Jones received a PhD in Physics from the University of Alabama in 1991, an MBA from the University of Illinois in 1978 and an M.S. in Mathematics from the University of Alabama in 1972. Dr. Jones graduated from the University of Alabama in 1965 with a B.S. in Physics.

Dr. Jones’ principal business address is 1809 Woodfield Dr., Savoy, IL 61874.

Other than the proxies being solicited under this Proxy Statement, none of the Participants is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loans or options arrangements, puts or calls, guarantees against losses or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

If elected, our Nominees, will constitute a minority of the Board. Accordingly, our Nominees will not be able to adopt any measures without the support of at least some members of the current Board. Our Nominees, therefore, would seek to articulate and raise their concerns about the Company’s performance with the other members of the Board and seek to work with the existing members of the Board to implement change and to explore other strategic options to enhance shareholder value.

There can be no assurance that the actions our Nominees intend to take, as described above, will be implemented if they are elected or that the election of our Nominees will improve the Company’s business or otherwise enhance shareholder value. Your vote to elect our Nominees will have only the legal effect of replacing four incumbent directors of the Company with our Nominees.

Avalon expects that our Nominees will be able to stand for election to the Board, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees. In addition, Avalon reserves the right to nominate substitute nominees if the Company makes or announces any changes to the Company’s Bylaws or Certificate of Incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our Nominees. In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF OUR NOMINEES.

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is soliciting proxies to ratify the Audit Committee’s selection of [    ] the Company’s independent auditors for the coming fiscal year. Please refer to the Company’s Proxy Statement for a more detailed discussion of this proposal. Avalon does not object to the ratification of the Audit Committee’s selection of [    ] as the Company’s independent auditors.

The accompanying GOLD proxy card will be voted in accordance with your instruction on such card. You may vote for, against or abstain from voting on Proposal 2 described above by marking the relevant box on the GOLD proxy card.

PROPOSAL THREE — APPROVAL OF AN AMENDMENT TO THE 2007 EQUITY

INCENTIVE PLAN

The Company is soliciting proxies to approve an amendment to the 2007 Equity Incentive Plan (the “2007 Incentive Plan”), which consists of an increase in the number of shares that may be granted during the life of the 2007 Incentive Plan by 5,033,334 shares. Please refer to the Company’s Proxy Statement for a more detailed discussion of this proposal. Avalon does not object to the approval of the amendment to the 2007 Incentive Plan.

The accompanying GOLD proxy card will be voted in accordance with your instruction on such card. You may vote for, against or abstain from voting on Proposal 3 described above by marking the relevant box on the GOLD proxy card.

PROPOSAL FOUR — APPROVAL OF AN AMENDMENT TO THE 2007 EMPLOYEE STOCK PURCHASE PLAN

The Company is soliciting proxies to approve an amendment to the 2007 Employee Stock Purchase Plan (the “2007 ESPP”), which consists of an increase in the number of shares that may be purchased during the life of the 2007 ESPP by 650,000 shares. Please refer to the Company’s Proxy Statement for a more detailed discussion of this proposal. Avalon does not object to the approval of the amendment to the 2007 ESPP.

The accompanying GOLD proxy card will be voted in accordance with your instruction on such card. You may vote for, against or abstain from voting on Proposal 4 described above by marking the relevant box on the GOLD proxy card.

OTHER PROPOSALS

Avalon and its affiliates are not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named on the enclosed GOLD proxy card will vote all Shares subject to GOLD proxies on any such other matters in accordance with their judgment.

RECORD DATE AND VOTING

According to the Company Proxy Statement, as of the Record Date, the Company had issued and outstanding [            ] Shares entitled to be voted at the Annual Meeting. Each Share is entitled to one vote on each matter submitted to a vote of shareholders. Only the shareholders of record at the close of business on March [    ], 2009, which is the Record Date, will be entitled to vote at the Annual Meeting. If your Shares are registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record with respect to those Shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to submit your voting proxy directly to the Company using the enclosed proxy card or to vote in person at the Annual Meeting.

If your Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of Shares held in “street name.” These proxy materials are being forwarded to you by your broker who is considered, with respect to those Shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker to vote your Shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your Shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your Shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not the shareholder of record, you may not vote these Shares in person at the meeting unless you specifically request a document called a “legal proxy” from your broker and bring it to the Annual Meeting.

Under Wisconsin law and the Company’s Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the Shares entitled to vote. Abstentions and broker non-votes are considered to be Shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding Shares of a beneficial owner does not vote on a particular non-routine proposal. Because the election of directors at the Annual Meeting is a “contested election” (meaning there are more nominees that there are directors up for election), banks, brokers and nominee holders do not have discretionary authority to vote your Shares. Accordingly, your votes will not be cast or counted unless you specifically instruct your bank, broker or other nominee holder how you want your Shares voted.

The nine nominees receiving the highest number of affirmative votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Wisconsin law. According to the Company, abstentions and broker non-votes will not be counted as votes present for the purpose of electing directors. Generally, for each other item properly presented for a vote, the affirmative vote of the holders of a majority of the Shares represented in person or by proxy and entitled to vote on the item will be required for approval. Shareholders of record may appoint proxies to vote their Shares by signing, dating, and mailing the GOLD proxy card in the postage-paid envelope provided.

If your Shares are held in the name of a custodian and you want to vote in person at the Annual Meeting, you may specially request a document called a “legal proxy” from the custodian and bring it to the Annual Meeting.

If you need assistance, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 347-4750.

Shares represented by properly executed, but unmarked, GOLD proxy cards will be voted at the Annual Meeting FOR the election of our Nominees to the Board and Management’s Nominees to the Board other than Cary J. Nolan, Carlos A. Perez, M.D., Roy T. Tanaka and Frances S. Taylor, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

You are being asked to elect our Nominees. Shareholders should refer to the Company Proxy Statement for the names, backgrounds, qualifications, and other information concerning the Management Nominees.

REVOCATION OF PROXIES

Shareholders may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Avalon in care of D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005 or to the Company at 1240 Deming Way, Madison, Wisconsin 53717-1954, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Avalon requests that either the original or copies of all revocations be mailed to Avalon in care of D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005 so that Avalon will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares. Additionally, D.F. King & Co., Inc. may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of our Nominees.

IF YOU WISH TO VOTE “FOR” THE ELECTION OF OUR NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

ADDITIONAL INFORMATION

The principal executive offices of the Company are located at 1240 Deming Way, Madison, Wisconsin 53717-1954. Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents and records on file with the Commission and other publicly available information.

The principal executive offices of Avalon is at 5786 La Jolla Blvd., La Jolla, California 92037-7301.

PROXY SOLICITATION; EXPENSES

Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or email. Solicitations may be made by Avalon, including our Nominees, affiliates of Avalon and each of their respective employees and representatives, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees, and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

Messrs. McCloskey and Dooling are employees of Avalon Capital Group, Inc. A portion of their compensation is based on Avalon’s performance, which would include the performance of Avalon’s investment in the Company.

In addition, Avalon has retained D.F. King & Co., Inc. to solicit proxies on its behalf in connection with the Annual Meeting. D.F. King & Co., Inc. will employ approximately 35 people in its efforts. We have agreed to reimburse D.F. King & Co., Inc. for its reasonable expenses and to pay D.F. King & Co., Inc. a fee up to $110,000.00. We anticipate that the reasonable expenses incurred by D.F. King & Co., Inc. and Avalon in connection herewith for printing, publishing, mailing, etc. will amount to, in the aggregate, approximately $350,000.00. If Avalon is successful with this proxy solicitation and the Nominees are elected to the Board, Avalon will seek reimbursement from the Company for any expenses or costs incurred or reimbursed by Avalon in connection with its proxy solicitation, including the proxy solicitation fee paid to D.F. King & Co., Inc.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In addition to Avalon, the following entities or persons may be deemed to be a participant in this solicitation (collectively, the “Participants”): each Nominee, Avalon, Avalon Technology, LLC, Avalon Capital Group, Inc. and Theodore Waitt. Since its inception in June 2000, Avalon Portfolio, LLC has been a private investment company of Theodore Waitt. Avalon invests in a variety of asset classes, including publicly traded securities, private securities, hedge funds and private equity funds. Avalon Technology, LLC is an investment fund founded in September 1997. Avalon Portfolio, LLC is the sole manager and a member of Avalon Technology, LLC. Avalon Capital Group, Inc. was founded in December 2002, and since its inception has been the sole investment manager of Avalon Portfolio, LLC and a manager of other investment vehicles. Mr. Waitt is the founder and CEO of Avalon Capital Group, Inc. and the founder of the Waitt Family Foundation. He is also the co-founder and former CEO/Chairman of Gateway, Inc. As of the Record Date and March [    ], 2009, the approximate date on which this Proxy Statement and the GOLD proxy card are being mailed to shareholders, the Participants were the beneficial owners of an aggregate of 2,515,438 Shares, which represents approximately [            ] % of the issued and outstanding Shares as of the Record Date.

Beneficial Ownership of TomoTherapy Incorporated Securities

The following table sets forth information with respect to the Participants’ beneficial ownership of shares of the Company’s Common Stock as of March [    ], 2009. The percentage ownership information is based on 52,039,038 shares of Common Stock outstanding as of February 27, 2009, as disclosed in the Company’s Annual Report on the Form 10-K filed with the Commission on March 12, 2009. With respect to Avalon Technology, LLC, Avalon Portfolio, LLC, Avalon Capital Group, Inc. and Mr. Waitt, the percentages were calculated on the basis of combining the outstanding shares of Common Stock with the number of shares of Common Stock underlying the options held by Avalon Technology, LLC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Avalon Technology, LLC 5786 La Jolla Blvd. La Jolla, CA 92037	54,400	[1]	0.1%

Common Stock	Avalon Portfolio, LLC 5786 La Jolla Blvd. La Jolla, CA 92037	2,489,550	[2]	4.8%

Common Stock	Avalon Capital Group, Inc. 5786 La Jolla Blvd. La Jolla, CA 92037	2,489,550	[3]	4.8%

Common Stock	Theodore Waitt 5786 La Jolla Blvd. La Jolla, CA 92037	2,489,550	[4]	4.8%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Jonathan McCloskey 5786 La Jolla Blvd. La Jolla, CA 92037	0	0.0%

Common Stock	Timothy Dooling 5786 La Jolla Blvd. La Jolla, CA 92037	0	0.0%

Common Stock	H. Michael Collins 9524 Kearny Villa Rd., Suite 105C San Diego, CA 92126	0	0.0%

Common Stock	Andrew Jones 1809 Woodfield Dr. Savoy, IL 61874	25,888	0.1%

1	Avalon Technology, LLC owns of record options that are exercisable to purchase 54,400 shares of Common Stock.
2	Avalon beneficially owns 2,489,550 shares of Common Stock, 5,000 of which are held of record, 2,430,150 of which are beneficially owned and not owned of record, and 54,400 of which are in the form of options owned of record by Avalon Technology, LLC. Avalon is the sole manager of Avalon Technology, LLC and controls its voting and investment decisions. Accordingly, Avalon may be deemed to beneficially own Avalon Technology LLC’s options to acquire Common Stock.
3	Avalon Capital Group, Inc. is the sole manager of Avalon Portfolio, LLC, and controls its voting and investment decisions. Accordingly, Avalon Capital Group, Inc. may be deemed to beneficially own the 2,489,550 shares of Common Stock beneficially owned by Avalon. Avalon Capital Group, Inc. does not hold any shares of record.
4	Theodore Waitt is the controlling shareholder of Avalon Capital Group, Inc., which is the sole manager of Avalon, which is the sole manager of Avalon Technology, LLC. Accordingly, Mr. Waitt may be deemed to beneficially own the 2,489,550 shares of Common Stock beneficially held by Avalon Capital Group, Inc. Mr. Waitt does not hold any shares of record. Mr. Waitt disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest.

For more information regarding purchases and sales of securities of the Company during the past two years by Avalon and the Participants, see Schedule I attached hereto.

No Nominee is involved in any material pending legal proceeding with respect to the Company. Except for what is set forth above or as otherwise set forth in this Proxy Statement, there is no other arrangement or understanding between any Nominee and any other person pursuant to which he was or is to be selected as a Nominee or director. None of our Nominees currently holds any position or office with the Company or has ever served previously as a director of the Company. None of our Nominees has any family relationship with any director or executive officer of the Company, or any other Nominee.

Avalon reserves the right to retain one or more financial advisors and proxy solicitors, who may be considered participants in a solicitation under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Except as set forth in this Proxy Statement, including Schedule I hereto:

•	no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company;

•	no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially;

•	no Participant in this solicitation has purchased or sold any securities of the Company during the past two years;

•

no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities;

•

no Participant in this solicitation is, or within the past year was, a party to any contract, arrangement or understanding with any persons with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies;

•	no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company;

•	no Participant in this solicitation owns beneficially, directly or indirectly, any securities of a parent or subsidiary of the Company;

•

no Participant in this solicitation or any of its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000;

•

no Participant in this solicitation or any of its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and

•

no person, including the Participants in this solicitation, who is a party to an arrangement or understanding pursuant to which our Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise, in any manner to be acted on at the Annual Meeting.

AVALON HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURES REQUIRED BY APPLICABLE LAW THAT ARE INCLUDED IN THE COMPANY PROXY STATEMENT. THESE DISCLOSURES INCLUDE, AMONG OTHER THINGS, INFORMATION RELATING TO THE OWNERSHIP OF COMPANY SECURITIES BY CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT; SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING; BIOGRAPHICAL INFORMATION OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS; EXECUTIVE COMPENSATION; AND AN ANALYSIS OF CUMULATIVE TOTAL RETURNS ON AN INVESTMENT IN SHARES DURING THE PAST FIVE YEARS. SHAREHOLDERS SHOULD REFER TO THE COMPANY PROXY STATEMENT IN ORDER TO REVIEW THESE DISCLOSURES.

WE URGE YOU TO SIGN, DATE, AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES.

Dated: March [    ], 2009

Sincerely,

Avalon Portfolio, LLC

Avalon Technology, LLC

Avalon Capital Group, Inc.

Theodore Waitt

Jonathan McCloskey

Timothy Dooling

H. Michael Collins

Andrew Jones

SCHEDULE I

TRANSACTIONS IN SECURITIES OF TOMOTHERAPY INCORPORATED

DURING THE PAST TWO YEARS

(Except as otherwise specified, all purchases and sales were made in the open market)

The following table indicates the date of each transaction in shares of Common Stock by Avalon and the Participants within the past two years, and the number of shares in each such transaction. Except as set forth below, none of the Nominees effected any transactions in the shares of Common Stock during the past two years.

Avalon Portfolio, LLC

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
2/20/2008	SL	7,500
2/21/2008	SL	6,500
2/22/2008	SL	6,000
2/25/2008	SL	4,000
2/26/2008	SL	4,000
2/27/2008	SL	4,000
2/28/2008	SL	4,000
2/29/2008	SL	4,000
3/3/2008	SL	4,000
3/4/2008	SL	4,000
3/5/2008	SL	4,000
3/7/2008	SL	4,000
3/7/2008	SL	4,000
3/10/2008	SL	4,000
3/11/2008	SL	4,000
3/12/2008	SL	4,000
3/13/2008	SL	4,000
3/14/2008	SL	4,000
3/17/2008	SL	34,000
3/18/2008	SL	4,000
3/19/2008	SL	4,000
3/20/2008	SL	4,000
3/24/2008	SL	4,000
3/25/2008	SL	4,000
3/26/2008	SL	4,000
3/27/2008	SL	4,000
3/28/2008	SL	4,000

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
3/31/2008	SL	4,000
4/1/2008	SL	54,000
4/2/2008	SL	4,000
4/3/2008	SL	4,000
4/4/2008	SL	4,000
4/7/2008	SL	4,000
4/8/2008	SL	4,000
4/9/2008	SL	4,000
4/10/2008	SL	4,000
4/11/2008	SL	4,000
4/14/2008	SL	4,000
4/15/2008	SL	4,000
4/16/2008	SL	4,000
4/17/2008	SL	4,000
5/19/2008	SL	4,000
5/20/2008	SL	4,000
5/21/2008	SL	4,000
5/22/2008	SL	4,000
5/27/2008	SL	4,000
5/28/2008	SL	4,000
5/30/2008	SL	8,000
6/2/2008	SL	4,000
6/4/2008	SL	8,000
6/5/2008	SL	4,000
6/6/2008	SL	4,000
6/9/2008	SL	4,000
6/10/2008	SL	4,000
6/11/2008	SL	4,000
6/12/2008	SL	4,000
6/16/2008	SL	4,000
6/17/2008	SL	4,000
6/18/2008	SL	4,000
6/19/2008	SL	4,000
6/20/2008	SL	4,000
6/23/2008	SL	4,000
6/24/2008	SL	44,000
6/25/2008	SL	4,000
6/26/2008	SL	4,000
6/27/2008	SL	4,000
6/30/2008	SL	4,000
7/1/2008	SL	4,000
7/2/2008	SL	4,000

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
7/3/2008	SL	4,000
7/7/2008	SL	4,000
7/8/2008	SL	4,000
7/9/2008	SL	4,000
7/10/2008	SL	4,000
7/15/2008	SL	8,000
7/16/2008	SL	4,000
7/17/2008	SL	4,000
7/18/2008	SL	4,000
7/21/2008	SL	4,000
7/22/2008	SL	4,000
7/23/2008	SL	4,000
7/24/2008	SL	4,000
7/25/2008	SL	4,000
7/28/2008	SL	4,000
7/29/2008	SL	4,000
7/31/2008	SL	4,000

Avalon Technology, LLC

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
5/14/2007**	SL	500,000
10/16/2007	SL	1,332,086
1/9/2008	SL	2,000
1/10/2008	SL	4,000
1/11/2008	SL	6,000
1/14/2008	SL	4,000
1/15/2008	SL	2,500
1/16/2008	SL	3,000
1/17/2008	SL	1,000
1/18/2008	SL	1,500
1/22/2008	SL	2,000
1/23/2008	SL	500
1/24/2008	SL	1,000
1/25/2008	SL	1,500
1/28/2008	SL	1,000
1/29/2008	SL	1,500
1/30/2008	SL	2,000
1/31/2008	SL	3,000
2/1/2008	SL	3,500
2/4/2008	SL	4,000
2/5/2008	SL	4,500
2/6/2008	SL	3,405
2/7/2008	SL	6,000
2/8/2008	SL	5,000
2/11/2008	SL	2,666

**	In addition, in connection with the Company’s IPO, Avalon Technology, LLC’s securities in the Company (excluding options) were converted into Common Stock.

H. Michael Collins

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
9/24/2007	BY	500
9/29/2008	SL	500

Andrew Jones

Date	Transaction Code	Number of Shares of Common Stock Purchased or Sold
5/8/2007	Acquire*	6,588
5/5/2008	BY	1,000

*	stock split from the Company’s IPO

TOMOTHERAPY INCORPORATED

2009 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

AVALON PORTFOLIO, LLC

PROXY

The undersigned appoints Jonathan McCloskey and Timothy Dooling, and each of them, agents with full power of substitution to vote all shares of common stock of TomoTherapy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Shareholders of the Company scheduled to be held at 10:00 a.m. local time on May 1, 2009, at 1212 Deming Way, Madison, Wisconsin 53717, including any adjournments, postponements, or meeting which may be called in lieu thereof (the “Annual Meeting”).

The solicitation is being made on behalf of Avalon Portfolio, LLC ( “Avalon”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse side and in the discretion of the herein named proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Avalon a reasonable time before this solicitation.

IF YOU EXECUTE, DATE, AND RETURN THIS PROXY WITHOUT PROVIDING ANY DIRECTION ON THE REVERSE SIDE HEREOF AS TO HOW THIS PROXY SHOULD BE VOTED (I.E., WITH RESPECT TO THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY), THIS PROXY WILL BE VOTED FOR THOSE NOMINEES RECOMMENDED BY AVALON AND/OR SELECTED BY AVALON IN ITS SOLE DISCRETION.

This proxy will be valid until the sooner of one year from the date indicated on the reverse side hereof or the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE HEREOF.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

PROPOSAL 1: Avalon Portfolio, LLC has nominated Jonathan McCloskey, Timothy Dooling, H. Michael Collins and Andrew Jones (the “Nominees”) for a one-year term until the 2010 annual meeting of shareholders of the Company.

NOMINEES:	FOR ALL NOMINEES	WITHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT
• Jonathan McCloskey	☐	☐	☐
• Timothy Dooling
• H. Michael Collins
• Andrew Jones

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT IN THE LINE BELOW. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

There is no assurance that the individuals nominated for election to the Board by the Company through its management and current Board (the “Management Nominees”), if elected, will serve with Jonathan McCloskey, Timothy Dooling, H. Michael Collins and Andrew Jones.

Avalon intends to use this proxy to vote (i) FOR Messrs. McCloskey, Dooling, Collins and Jones and (ii) FOR the Management Nominees other than Cary J. Nolan, Carlos A. Perez, Roy T. Tanaka and Frances S. Taylor, for whom Avalon is NOT seeking authority to vote for and WILL NOT exercise any such authority. You should refer to the Company Proxy Statement and form of proxy distributed by the Company for the names, backgrounds, qualifications, and other information concerning the Management’s Nominees.

AVALON URGES YOU TO VOTE IN FAVOR OF THE ELECTION OF JONATHAN

MCCLOSKEY, TIMOTHY DOOLING, H. MICHAEL COLLINS AND ANDREW

JONES TO THE BOARD OF THE COMPANY.

PROPOSAL 2: To ratify the appointment of [            ] as the Company’s Independent Registered Public Accounting Firm for fiscal year 2009.

FOR  ☐                                         AGAINST  ☐                                         ABSTAIN  ☐

Avalon intends to use this proxy to vote in favor of ratifying [            ] as the Company’s Independent Registered Public Accounting Firm for fiscal year 2009.

PROPOSAL 3: To amend the 2007 Equity Incentive Plan.

FOR  ☐                                         AGAINST  ☐                                         ABSTAIN  ☐

Avalon intends to use this proxy to vote in favor of amending the 2007 Equity Incentive Plan.

PROPOSAL 4: To amend the 2007 Employee Stock Purchase Plan.

FOR  ☐                                         AGAINST  ☐                                         ABSTAIN  ☐

Avalon intends to use this proxy to vote in favor of amending the 2007 Employee Stock Purchase Plan.

Dated:
(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS THE NAME APPEARS ON THIS PROXY.